Strategic Partners Asset Allocation Funds
For the fiscal year ended 7/31/2003
File number 811-08915


List of Broker/Dealer
(Rider to Screen Number 8 Item 14A)


Lazard Freres & Co. LLC
Bayer. HypoVereinsbank AG
Contemporary Financial Solutions
Credit Lyonnais SA
DDC Securities Inc.
Desdner Bank AG
Dresdner Kleinwort Benson
Dresdner Kleinwort Wasserstein
Dresdner Kleinwort Wasserstein Grantchester, Inc.
Dresdner Kleinwort Wasserstein Securities LLC
Freeman Securities
Grantchester Securities, Inc.
HPV
HVB Capital Markets
HVB Corporate Markets
HypoVereinsbank
Munchener Ruckversicherungs-Gesellschaft AG
Munich Re
Gesellschaft AG
NALAC Financial Plans LLC
National Discount Brokers Group, Inc.
NDB Capital Markets
NicholasApplegate Securities
OCC Distributors
Pacific Select Distributors
PIMCO Advisors Distributors LLC
Pryor, Counts & Co. Inc.
UBM
UniCredit Banca Mobiliare S.p.A.
USAllianz Investor Services, LLC
USAllianz Securities, Inc.
Wasserstein Perella & Co.
Waterstone Financial Group